Exhibit 99.2

Endace Limited receives cash takeover offer from Emulex Corporation

The Board of Directors of Endace (the “Endace Board”) advises that it has received a takeover notice (the “Takeover Notice”) from El Dorado Research Ventures Limited (“Emulex Bidco”), a wholly owned subsidiary of Emulex Corporation, stating Emulex Bidco’s intention to make an offer under the New Zealand Takeovers Code to purchase the entire issued and to be issued share capital of Endace.

The Offer is for £5.00 in cash for each share in Endace and represents a 65 percent premium to the mid-market closing price per Endace share on 5 December 2012 of 302.50 pence, and values the entire issued and to be issued ordinary share capital of Endace at approximately £80.7 million (assuming the exercise of all outstanding options which carry an exercise price of less than £5.00 per share, net of proceeds) (All share price information is quoted in London time).

The Offer is subject to a number of conditions, including Emulex Bidco receiving acceptances for shares which confer 90 percent or more of the voting rights in Endace, all consents required from the New Zealand Overseas Investment Office and consent from the Ministry of Business Innovation and Employment in respect of the status of various grants received by Endace. The full conditions of the Offer are set out in the Takeover Notice, which has been lodged with the New Zealand Takeovers Panel and is available on the Company’s website at www.endace.com.

Approach by Emulex and commitment to accept by major shareholders

Following an approach by Emulex in relation to a potential acquisition of all the shares in Endace, the Endace Board agreed to provide Emulex with the opportunity to perform due diligence on Endace’s business.

Upon completion of that due diligence, Emulex has entered into lock-up agreements with certain Directors of Endace, including the Chairman and co-founder Dr. Ian Graham in respect of his holding of an aggregate of 1,133,705 shares (7.45 percent of Endace’s issued share capital) and Mike Riley, CEO, in respect of 593,953 shares held under option. Emulex has also received commitment letters from the two other Directors who are shareholders in respect of an aggregate of 454, 568 shares (2.99 percent of Endace’s issued share capital), as well as receiving expressions of support from another founder of the business, Selwyn Pellett in respect of 896,982 shares (5.89 percent of Endace’s issued share capital).

The Offer Document is expected to be despatched to shareholders on 21 December 2012.

“The Endace team is excited to be joining forces with Emulex. Our companies share a common vision and have a strong cultural affinity. Together, we will create a new generation of network visibility solutions and take them to a global market,” said Mike Riley, CEO, Endace. “The combined strengths of Emulex and Endace will provide our customers with industry-leading solutions to connect, monitor and manage high-performance networks in the world’s most demanding data centre environments.”

Emulex’s intentions for Endace

Emulex views the acquisition as an opportunity to enhance its network product offering through Endace’s market-leading network visibility and intelligent network recording solutions.

Emulex intends to retain and respect the organisational culture, history and achievements of Endace. Accordingly Emulex’s intention is to retain and enhance the existing Endace brand, and businesses in New Zealand, and to support and enhance the direction of Endace’s existing business strategy. Emulex values the technical expertise and capabilities of Endace, its management and its employees. To that end, Emulex intends to support the employment policies of Endace, and exert its best efforts to retain key personnel consistent with business needs as well as retaining in New Zealand the existing Endace research and development activities. This will include the promotion of Endace in New Zealand as an International Centre of Excellence for ongoing research and development into Intelligent Network Monitoring and Recording. It is Emulex’s intention to maintain Endace’s offices in New Zealand.

If Emulex Bidco becomes entitled to invoke the compulsory acquisition provisions of the New Zealand Takeovers Code, it intends to compulsorily acquire any outstanding Shares. If Emulex Bidco becomes entitled it will procure that Endace applies for de-listing of its shares from AIM.

If Emulex Bidco does not receive sufficient acceptances under this Offer to enable it to invoke the compulsory acquisition provisions of the New Zealand Takeovers Code, but nevertheless declares this Offer unconditional, Emulex Bidco will seek appropriate board representation on the Endace board and will participate in decisions relating to Endace and its future.

“This acquisition provides Emulex with a strategic entry point into the network performance management space at a disruptive point in time, as speeds move to 10Gb, making network visibility from end-to-end a critical requirement in a converged network environment,” said Jim McCluney, chief executive officer (CEO), Emulex. “Acquiring Endace aligns with our software-defined convergence strategy, doubles our total addressable market and places Emulex in another high-margin, high-growth market. Excluding transaction related expenses, we expect the acquisition to be neutral to our non-GAAP earnings per share for fiscal 2013 and accretive at the beginning of fiscal 2014.”

Endace’s Independent Directors’ recommendation

Emulex Bidco’s offer price of £5.00 per Endace share represents a 65 percent premium to the mid-market closing price on 5 December 2012 and a 65 percent premium to the one month volume weighted average price of Endace shares on AIM.

The Independent Directors unanimously support the Offer and recommend that Endace shareholders accept the Offer; each of the Independent Directors who holds Endace shares has committed to accept the Offer. As required by the New Zealand Takeovers Code, the Independent Directors have commissioned the firm of Grant Samuel in Auckland to provide an independent adviser’s report. This recommendation and the Directors’ commitments are subject to the normal provisos of (i) the Offer price being within or above the Grant Samuel valuation range, and (ii) the absence of a superior offer.

Endace’s Deputy Chairman and convenor of the Company’s sub-committee of Independent Directors, John Scott, said “I believe this is a compelling offer for Endace and its shareholders. Endace has been quoted on AIM since June 2005, during which time it has recorded some remarkable successes; since the 04/05 financial year we have increased sales tenfold, sold to a loyal, top tier global client list, and built a world-class technology. As a relatively small independent technology company competing in a large and growing market, joining forces with Emulex makes excellent sense, and is a very satisfactory outcome to the process of evaluating our strategic options.

We have known Emulex for some time. Through an extensive due diligence process, Emulex have satisfied themselves as to the validity of our technology and our ability to fit within their growth plans, while maintaining Endace’s research base in New Zealand and excellent relationship with the New Zealand government. At the same time, the management of Endace have established a working relationship with Emulex which gives us great confidence as to their credentials as the future owner of our business.

The offer price of £5.00 per share represents a premium of 209% to our share price at flotation. In the unanimous opinion of the full Board of Endace, who have been advised in this by the Independent Directors, this offer is financially and strategically attractive and should be accepted by shareholders. We believe the Offer promises an excellent future for the other stakeholders in Endace, in particular our customers, and our employees in New Zealand and elsewhere.”

In addition to John Scott, the Independent Directors of Endace are Mark Rowan, Mark Giles, Clayton Wakefield and Simon Wilson; Ian Graham (Chairman) and Mike Riley (CEO) are deemed non-independent. John Scott noted that no action in respect of the Offer is required from shareholders at this stage. He suggested that any shareholders considering selling their shares should seek independent professional advice.

Update on Endace’s trading

Trading since 30 September 2012 has been in line with management expectations.

New Zealand Takeover offer documents

The Independent Directors and Emulex have agreed to coordinate the preparation of the documents they are each required to send pursuant to the New Zealand Takeovers Code with a view to Emulex Bidco sending its offer document together with Endace’s target company statement, including Endace’s independent adviser’s report and the Independent Directors’ recommendation, to Endace’s shareholders on 21 December 2012. The Takeover Notice can be viewed on Endace’s website www.endace.com. A copy of the Takeover Notice is available from each of Endace and Emulex free of charge on request.

Announcement authorised by:

John Scott

Deputy Chairman

Endace Limited

For further information on Endace, please contact:

John Scott	+44 77 86 54 34 62

Panmure Gordon, UK
Hugh Morgan / Giles Stewart / Hannah Woodley	+44 20 78 86 25 00

Porter Novelli, NZ
Strahan Wallis	+64 21 410 294

For further information on Emulex, please contact:

Katherine Lane	+1 714 885-3828
Director, Corporate Communications, Emulex

About Endace:

Endace is a New-Zealand based network monitoring company that specialises in network visibility and intelligent network recording, and its shares are quoted on London’s AIM market. It provides services to global clients including government security agencies, international telecommunication companies, investment banks, some of the world’s largest ISPs, and a number of major corporations. Endace trades on AIM under the symbol EDA.

About Emulex:

Emulex is a US-based global provider of a broad range of enterprise-class connectivity solutions for servers, networks and storage devices within the data centre. Emulex’s product portfolio of Fibre Channel (FC) Host Bus Adapters (HBAs), 10Gb Ethernet (10GbE) Network Interface Cards (NICs), Ethernet-based Converged Network Adapters (CNAs), controllers, embedded bridges and switches, and connectivity management solutions are proven, tested and trusted by the world’s largest and most demanding Information Technology (IT) environments. Emulex solutions are used and offered by the industry’s leading server and storage OEMs including, Cisco, Dell, EMC, Fujitsu, Hitachi, Hitachi Data Systems, HP, Huawei, IBM, NEC, NetApp and Oracle. Emulex is headquartered in Costa Mesa, Calif. and has offices and research facilities in North America, Asia and Europe. Emulex’s common stock trades on the New York Stock Exchange (NYSE) under the symbol ELX.

About Emulex Bidco:

Emulex Bidco is a company formed for purposes of making offer, and is a wholly-owned subsidiary of Emulex.

Note: Unless otherwise specified, dates are New Zealand dates.

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